EXHIBIT 99.1

PRESS RELEASE FOR IMMEDIATE RELEASE
Contacts:
Derek K. Cole
Director, Investor Relations
303-464-3986
derek.cole@myogen.com
MYOGEN REPORTS 2005 SECOND QUARTER RESULTS
Denver, Colorado, August 1, 2005 — Myogen, Inc. (Nasdaq: MYOG), a biopharmaceutical company focused on the discovery, development and commercialization of small molecule therapeutics for the treatment of cardiovascular disorders, today reported 2005 second quarter results. As of June 30, 2005, the company had cash, cash equivalents and investments of $88.4 million. Net loss for the quarter ended June 30, 2005 was $21.5 million, or $0.60 per share, compared to a net loss of $13.2 million, or $0.50 per share in the same period last year.
“We made significant progress during the past quarter on our two late-stage product candidates, ambrisentan and darusentan,” said J. William Freytag, President and Chief Executive Officer of Myogen. “While the results of the ESSENTIAL trials did not support continuation of the enoximone development program, we continue to be excited by the opportunities that our two current product candidates present to positively impact the treatment of significant cardiovascular disorders. We will now focus our energy and corporate resources on these opportunities. We expect to report important clinical trial results for darusentan in August and ambrisentan by the end of the year.”
The Company has two product candidates in late-stage clinical development: ambrisentan for the treatment of patients with pulmonary arterial hypertension (PAH) and darusentan for the treatment of patients with resistant systolic hypertension. Both of the Company’s product candidates are orally administered small molecules that the Company believes have the potential to address existing unmet needs in their respective therapeutic categories.
Product Portfolio Update
Ambrisentan: ARIES-1 & -2 are two pivotal Phase 3 trials evaluating ambrisentan in patients with PAH. Each trial is designed to enroll 186 patients. ARIES-1 is enrolling patients primarily from North America plus selected international sites, while ARIES-2 enrolled patients primarily in Europe plus selected additional international sites. Patient enrollment in ARIES-2 was completed on July 21, 2005. The Company expects to report top line results of the trial by the end of 2005. The Company expects to complete patient enrollment in ARIES-1 in the fourth quarter of 2005 and report top line results approximately six months thereafter. Ambrisentan has been granted orphan drug designation for the treatment of PAH in both the United States and European Union.
Darusentan: In July 2004, the Company initiated a Phase 2b randomized, double-blind, placebo-controlled clinical trial to evaluate the safety and efficacy of darusentan in patients with resistant systolic hypertension. Enrollment of 115 patients was completed in April 2005. Patients underwent forced titration every two weeks through 10, 50, 100 and 150 mg of darusentan or placebo until the target dose of 300 mg once a day was achieved. The treatment period for the study was 10 weeks. The trial concluded on July 8, 2005 and the Company expects to report top line results by the end of August.
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The primary objective of this randomized, double-blind, placebo-controlled trial was to determine if darusentan is effective in reducing systolic blood pressure in patients with resistant systolic hypertension. Resistant hypertension is defined by The Seventh Report of the Joint National Committee on Prevention, Detection, Evaluation and Treatment of High Blood Pressure sponsored by the National Institutes of Health (JNC7) as the failure to achieve goal blood pressure in patients who are adhering to full doses of an appropriate three-drug regimen that includes a diuretic.
Drug Discovery Research: Myogen is continuing to make progress in its drug discovery program, which is the subject of a broad collaboration with Novartis. The program is focused on the discovery, development and commercialization of new therapeutics for the treatment of heart muscle disease.
Enoximone: On June 26, 2005, the Company announced top line results of ESSENTIAL I & II, the Company’s two Phase 3 trials of enoximone capsules in patients with advanced chronic heart failure. The trial results failed to demonstrate a statistically significant benefit for any of the three co-primary endpoints. The trials met the pre-specified safety endpoint by demonstrating no significant difference in mortality between the enoximone and placebo groups. Based on these results, the Company terminated development of enoximone capsules.
Financial Highlights for the Quarter ended June 30, 2005
Sales of Perfan® I.V. for the quarter were $752,000 versus $900,000 for the same period in 2004. The decrease in sales, in U.S. dollars, from the prior year period was the result of the decreased euro/dollar exchange rate and decreased unit sales overall. The cost of goods sold, as a percentage of Perfan I.V. sales, was 36% for the quarter compared to 31% for the same quarter in 2004. Research and development contracts revenue from the Company’s research agreement with Novartis was $1.6 million for the quarter compared to $1.7 million for the same period in 2004.
Research and development expenses, excluding stock-based compensation expenses, increased 66% to $20.7 million from $12.5 million for the quarters ended June 30, 2005 and 2004, respectively. The increase in expenses for the 2005 period was primarily due to costs associated with process analysis, analytical testing, regulatory compliance and estimated program termination costs for enoximone capsules and costs associated with increased patient enrollment, clinical monitoring and program management in the ARIES and darusentan trials.
Selling, general and administrative expenses, excluding stock-based compensation expenses, increased 46% to $3.0 million from $2.0 million for the quarters ended June 30, 2005 and 2004, respectively. The increase was primarily due to increased marketing costs, staffing and related recruiting costs and an increase in professional service costs.
2005 Financial Guidance
Financial projections entail a high level of uncertainty due, among many factors, to the variability involved in predicting clinical trial enrollment rates and results, availability, terms and timing of additional financing transactions and the potential for Myogen to enter into additional licensing or strategic collaborations.
For the year ending December 31, 2005, the company anticipates:
•	Total Perfan I.V. sales of $2.8 million to $3.4 million; and,

•	Total research and development contracts revenue of $6.0 million to $6.7 million.
Due to the discontinuation of the enoximone capsules development program, operating expense and net loss per share guidance are still under revision. The Company expects 2005 operating expenses will be lower than previous guidance of $90 million to $100 million. The Company believes current cash, cash equivalents and investments will fund its working capital requirements and capital expenditures through at least the end of the third quarter of 2006.

Conference Call
J. William Freytag, President and CEO, and other members of Myogen’s senior management will provide a company update and discuss results via webcast and conference call on Monday, August 1, 2005 at 4:30 pm Eastern. To access the live webcast, please log on to the company’s website at www.myogen.com and go to the Investor Relations section. Alternatively, callers may participate in the conference call by dialing 800-218-0204 (domestic) or 303-262-2143 (international). Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through Monday, August 15, 2005. Callers can access the replay by dialing 800-405-2236 (domestic) or 303-590-3000 (international). The passcode is 11035698#.
About Myogen
Myogen currently markets one product (Perfan® I.V.) in Europe for the treatment of acute decompensated heart failure and has two product candidates in late-stage clinical development: ambrisentan for the treatment of pulmonary arterial hypertension and darusentan for the treatment of resistant systolic hypertension. The Company, in collaboration with Novartis, also conducts a target and drug discovery research program focused on the development of disease-modifying drugs for the treatment of chronic heart failure and related cardiovascular disorders. Please visit the company’s website at www.myogen.com.
Safe Harbor Statement
This press release contains forward-looking statements that involve significant risks and uncertainties, including the statements relating to the completion of enrollment and reporting of preliminary results from the Company’s pivotal Phase 3 trials of ambrisentan, release of preliminary results of the Company’s Phase 2b trial of darusentan, and projections regarding the Company’s product sales, research and development contracts revenue and operating expenses. Actual results could differ materially from those projected and the company cautions investors not to place undue reliance on the forward-looking statements contained in this release.
Among other things, the projected completion of any of the Company’s clinical trials and the dissemination of the results of the clinical trials may be affected by difficulties or delays, including difficulties or delays in patient enrollment, patient treatment, data collection or data analysis. In addition, the Company’s results may be affected by its effectiveness at managing its financial resources, its ability to successfully develop and market its current products, difficulties or delays in manufacturing its products, and regulatory developments involving current and future products. Delays in clinical trials, whether caused by competition, adverse events, patient enrollment rates, regulatory issues or other factors, could adversely affect the company’s financial position and prospects. Results from earlier clinical trials are not necessarily predictive of future clinical results. Preliminary results may not be confirmed upon full analysis of the detailed results of a trial. If the Company’s product candidates do not meet safety or efficacy endpoints in clinical evaluations, they will not receive regulatory approval and the Company will not be able to market them. Even if the Company’s product candidates meet safety and efficacy endpoints, regulatory authorities may not approve them, or the Company may face post-approval problems that require the withdrawal of its product from the market. Operating expense and cash flow projections involve a high degree of uncertainty, including variances in future spending rates due to changes in corporate priorities, outcomes of clinical trials, competitive developments and the impact on expenditures and available capital from licensing and strategic collaboration opportunities. If the Company is unable to raise additional capital when required or on acceptable terms, it may have to significantly delay, scale back or discontinue one or more of its drug development or discovery research programs. Myogen is at an early stage of development and may not ever have any products that generate significant revenue.
Additional risks and uncertainties relating to the company and its business can be found in the “Risk Factors” section of Myogen’s Form 10-K for the year ended December 31, 2004 and Myogen’s periodic reports on Form 10-Q and Form 8-K. It is Myogen’s policy to only update or confirm its public guidance by issuing a press release or filing a periodic or current report with the Securities and Exchange Commission. The Company generally plans to provide guidance as part of its annual and quarterly earnings releases but reserves the right to provide guidance at different intervals or to revise its practice in future periods. Myogen undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

MYOGEN, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2005	2004

ASSETS

Current assets:
Cash and cash equivalents	$51,600,642	$71,258,294
Short-term investments	32,278,832	48,330,819
Accrued interest receivable	269,566	290,972
Trade accounts receivable	900,573	946,177
Research and development contract amounts due within one year	1,300,000	300,000
Inventories	311,158	258,120
Prepaid expenses and other current assets	2,547,971	1,679,340

Total current assets	89,208,742	123,063,722

Long-term investments	4,552,386	—
Property and equipment, net	2,644,976	2,503,579
Other assets	27,299	35,421

Total assets	$96,433,403	$125,602,722

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$21,938,161	$10,681,667
Accrued liabilities	883,831	1,941,083
Current portion of deferred revenue	1,186,954	1,823,188
Current portion of deferred rent	63,956	59,456
Current portion of capital lease obligations	69,204	59,924
Current portion of notes payable, net of discount	1,106,952	1,821,806

Total current liabilities	25,249,058	16,387,124

Deferred revenue, net of current portion	2,249,146	1,398,753
Deferred rent, net of current portion	184,138	217,616
Capital lease obligations, net of current portion	72,163	112,728
Notes payable, net of current portion and discount	—	172,100

Stockholders’ equity:
Preferred Stock, $0.001 par value; 5,000,000 shares authorized at June 30, 2005 and December 31, 2004, no shares issued or outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized and 35,781,247 and 35,731,581 shares issued and outstanding as of June 30, 2005 and December 31, 2004, respectively	35,781	35,732
Additional paid-in-capital	286,240,368	286,017,266
Deferred stock-based compensation	(1,573,589)	(2,534,535)
Accumulated other comprehensive loss	(41,193)	(42,203)
Deficit accumulated during the development stage	(215,982,469)	(176,161,859)

Total stockholders’ equity	68,678,898	107,314,401

Total liabilities and stockholders’ equity	$96,433,403	$125,602,722

MYOGEN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenues:
Product sales	$751,926	$899,831	$1,660,779	$1,751,478
Research and development contracts	1,580,044	1,663,667	3,285,842	3,003,295

	2,331,970	2,563,498	4,946,621	4,754,773

Costs and expenses:
Cost of product sold	272,525	277,574	580,640	548,704
Research and development (excluding stock-based compensation expense of $265,981, $535,183, $530,028, and $1,151,131, respectively)	20,691,213	12,461,672	38,096,618	27,086,108
Selling, general and administrative (excluding stock-based compensation expense of $252,122, $586,839, $504,012 and $1,182,745, respectively)	2,985,300	2,046,850	6,229,068	4,282,128
Stock-based compensation expense	518,103	1,122,022	1,034,040	2,333,876

	24,467,141	15,908,118	45,940,366	34,250,816

Loss from operations	(22,135,171)	(13,344,620)	(40,993,745)	(29,496,043)

Interest income (expense), net	610,766	136,762	1,173,584	308,640

Loss before income taxes	(21,524,405)	(13,207,858)	(39,820,161)	(29,187,403)
Income taxes	(5,170)	2,511	449	9,387

Net loss	(21,519,235)	(13,210,369)	(39,820,610)	(29,196,790)

Net loss attributable to common stockholders	$(21,519,235)	$(13,210,369)	$(39,820,610)	$(29,196,790)

Basic and diluted net loss per common share	$(0.60)	$(0.50)	$(1.11)	$(1.10)

Weighted average common shares outstanding	35,767,018	26,490,954	35,762,163	26,476,058